As filed with the Securities and Exchange Commission on November 17, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POLARIS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1790959 (I.R.S. Employer Identification Number)

2100 Highway 55 Medina, Minnesota 55340 (Address, including zip code, of registrant’s principal executive offices)

POLARIS INDUSTRIES INC.
2003 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

Michael W. Malone, Vice President—Finance,
Chief Financial Officer, and Secretary
Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
(763) 542-0500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Norwest Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 375-1138

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price	Registration Fee

Common Stock, par value $.01 per share	100,000 shares(1)	$84.04	$8,404,000	$679.89

(1)	This Registration Statement includes, in addition to the number of shares stated above, an indeterminate number of additional shares that may be issued pursuant to the provisions of the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Polaris Industries Inc.’s outstanding shares of common stock, par value $.01 per share (the “Common Stock”).

(2)	Estimated by the registrant solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 11, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such information is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Polaris Industries Inc. (the “Company” or “registrant”), are hereby incorporated by reference in this Registration Statement:

(a) The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above.

(c) A description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-4, Registration No. 33-55769 filed with the Commission on September 30, 1994, including Amendment No. 1 filed on November 10, 1994 and Amendment No. 2 filed on November 21, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company’s Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference into this Registration Statement, contains consolidated financial statements for fiscal years ended December 31, 2001 and 2000 that were audited by Arthur Andersen LLP (“Andersen”), who were dismissed by the Company as its independent auditors on March 15, 2002. Due to Andersen’s well-publicized change in circumstances since it issued its report on such financial statements, the Company has not been able to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of Andersen’s reports on said financial statements as would normally be required by the rules of the Commission. The Commission has provided certain guidance to Andersen’s former audit clients, including Rule 437a under the Exchange Act, which relieves the Company of its obligation to file Andersen’s consent with this Form S-8. That guidance from the Commission also requires that we inform you that under the circumstances you may not be able to recover against Andersen under Section 11 of the Exchange Act in the event that the Company’s financial statements that were audited by Andersen contained material misstatements or omissions.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares offered will be passed upon for the Company by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Andris A. Baltins, a member of the Board of Directors of the Company, is also a member of the law firm Kaplan, Strangis and Kaplan, P.A. Members of such firm beneficially own an aggregate of 4,790 shares of the Company’s Common Stock. This represents less than 1% of the currently outstanding voting shares.

Item 6. Indemnification of Directors and Officers.

     As permitted by Minnesota law, the Company’s Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Company is required by Minnesota law to indemnify all officers and directors of the Company for expenses and liabilities (including attorneys’ fees) incurred as the result of proceedings against them in connection with their capacities as officers or directors. In order to be entitled to indemnification with respect to a purported act or omission, an officer or director must (i) have acted in good faith, (ii) have received no improper personal benefit, (iii) in the case of a criminal proceeding, have had no reasonable cause to believe the conduct to be unlawful, and (iv) have reasonably believed that the conduct was in the best interests of the Company.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Polaris Industries Inc. 2003 Non-Employee Stock Option Plan

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1)

23.3	Notice regarding Consent of Arthur Andersen LLP (included in Item 3 of Part II of this Registration Statement)

24.1	Powers of Attorney

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medina, State of Minnesota, on November 17, 2003.

POLARIS INDUSTRIES INC.

By:	/s/ Thomas C. Tiller

Thomas C. Tiller President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Gregory A. Palen	Non-executive Chairman of the Board and Director	November 17, 2003

/s/ Thomas C. Tiller Thomas C. Tiller	President, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2003

/s/ Michael W. Malone Michael W. Malone	Vice President - Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 17, 2003

* Andris A. Baltins	Director	November 17, 2003

* Annette K. Clayton	Director	November 17, 2003

* William E. Fruhan, Jr.	Director	November 17, 2003

* John R. Menard, Jr.	Director	November 17, 2003

* R. M. Schreck	Director	November 17, 2003

* J. Richard Stonesifer	Director	November 17, 2003

* Richard A. Zona	Director	November 17, 2003

By:	/s/ Thomas C. Tiller	November 17, 2003

Thomas C. Tiller Attorney-in-Fact

* Thomas C. Tiller, on his own behalf and pursuant to Powers of Attorney, dated prior to the date hereof, attested by the directors listed above and filed with the Securities and Exchange Commission, by signing his name hereto does hereby sign and execute this Registration Statement of Polaris Industries Inc., or amendments thereto, on behalf of each of the directors named above.

INDEX TO EXHIBITS

Exhibit Number	Description	Method of Filing

4.1	Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan	Filed herewith electronically

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.	Filed herewith electronically

23.1	Consent of Ernst & Young LLP	Filed herewith electronically

23.2	Consent of Kaplan, Strangis and Kaplan, P.A.	Included in Exhibit 5.1

23.3	Notice Regarding Consent of Arthur Andersen LLP	Included in Item 3 of Part II of this Registration Statement

24.1	Powers of Attorney	Filed herewith electronically